EXHIBIT 99.1

STOCK PURCHASE AGREEMENT

BETWEEN

VELATEL GLOBAL COMMUNICATIONS, INC.

(through its wholly owned subsidiary)

GULFSTREAM CAPITAL PARTNERS LIMITED

AND

ZAPNA, APS

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of the 3rd day of April, 2012 (“Effective Date”) by and between (1) Zapna, ApS (“Zapna” or “Company,”), a corporation organized under the laws of Denmark, (2) Omair Khan (“Seller”), who owns 100% of Zapna’s capital stock (“Zapna Stock”), and (3) Gulfstream Capital Partners Limited (“Gulfstream”), a corporation organized under the laws of Seychelles and a wholly owned subsidiary of VelaTel Global Communications, Inc. (“VelaTel” or together with Gulfstream “Purchaser”) for the purchase and sale of shares of 75% of Zapna’s Stock.  Seller and Purchaser are each sometimes referred to individually in this Agreement as a “Party” and together as “Parties.”

RECITALS

A.   VelaTel is a corporation organized under the laws of the United States (“US”) (specifically, Nevada law), with headquarters in San Diego, California.  The Series A common stock of VelaTel is publicly traded on the OTC Service, Inc. under the symbol “OTCQB:VELA” (“VELA Stock”).  VelaTel is in the business of designing, building, deploying and operating wireless broadband telecommunications networks in key markets throughout the world.

B.   Zapna offers solutions for telephony operators and subscribers (and adaptable to wireless broadband operators and subscribers) including mobile application IP rights, prepaid and postpaid billing platforms, front end portals, administration modules, roaming, SMS and voice termination services, and products to deliver such services.

C.   Seller owns 100% of the Zapna Stock, which consists of one class or series of common stock with 100 shares outstanding and 0 shares authorized but not issued.

D.   It is the intention of the Parties that Seller shall at Closing transfer to Gulfstream 75 shares of Zapna Stock, such that Gulfstream will own 75% of the total number of shares of Zapna Stock that shall be outstanding as of Closing.

NOW, THEREFORE, for good and valuable consideration, the Parties to this Agreement agree as follows:

AGREEMENT

1.   Purchase and Sale of Zapna Stock.

The securities that are the subject of this Agreement are shares of Zapna Stock.

1.1   Sale of Zapna Stock.  Subject to the terms and conditions of this Agreement, Seller shall sell and deliver to Purchaser at the Closing, and Purchaser shall purchase from Seller 75 shares of Zapna Stock, which shall represent 75% of the total shares of Zapna Stock issued and outstanding as of the Closing (“Purchased Shares”).

1.2   Purchase Price. The purchase price (“Purchase Price”) for the Purchased Shares is 6,000,000 restricted shares of VELA Stock, which Purchaser shall issue and deliver to Seller at Closing (“Purchase Price Shares”) free and clear of any pledge and/or lien and/or other third parties’ rights.  Purchaser warrants the total value of the Purchase Price Shares shall be at least $200,000 as measured by the closing price per share over the ten trading days immediately following the Closing (“Valuation Calculation” and “Valuation Date”).  If the total value of the Purchase Price Shares is less than $200,000 on the Valuation Date, Purchaser shall issue and deliver to Seller within ten business days of the Valuation Date that number of additional shares of VELA Stock that shall represent the difference between $200,000 and the total value of the Purchase Price Shares based on the Valuation Calculation (“Price Protection Shares”).

1.3   Closing; Delivery.  The closing of this Agreement (“Closing”) shall take place upon signatures of all of the Parties.  Immediately following the Closing, Seller shall cause the transfer and deliver the Purchased Shares in the name of Purchaser.  Seller intends to hold the Purchase Price Shares and to transfer the remaining 25 shares of Zapna Stock in the name of Alhamd Holding Company, a new Danish corporation Seller is in the process of forming.  Immediately following formation of Alhamd Holding Company, VelaTel shall issue the Purchase Price Shares as Seller shall direct.  The Parties shall proceed expeditiously with such issuance and delivery of the shares.

1.4   Post-Closing Operations.  After Closing, Purchaser shall have the right to report the financial results of the Company on Purchaser’s consolidated financial statements.

1.5   Pledge of Seller’s Remaining Zapna and the Purchase Price Shares.  Seller and/or Alhmad Holding Company shall pledge all 25 shares of its remaining Zapna Stock (“Pledged Zapna Shares”) and all 6,000,000 of the Purchase Price Shares in favor of Purchaser as collateral for any liability of Seller or the Company to Purchaser for any claim for Indemnification described in Section 7 of this Agreement.  Such pledge of the shares shall be pursuant to the pledge agreement attached as Schedule 1 (“Pledge Agreement”).  Subject to the Pledge Agreement, the pledge agent shall release to Seller or as Seller directs (1) the Purchase Price Shares 180 days following the Closing Date, and (2) the Pledged Zapna Shares on the third anniversary of the Closing Date.

1.6   Board of Directors and Minority Rights.  As of the Closing, the authorized size of the Company’s board of directors shall 5, of which Purchaser shall be entitled to appoint 3 and Seller 2.  Between the Effective Date and Closing, Purchaser and Seller shall submit to the Company their respective slates of directors, the directors and/or shareholders of the Company shall conduct special meetings and prepare appropriate resolutions to confirm the resignation and substitution of all applicable directors, each to become effective only upon Closing of this Agreement.  Sellers’ Directors shall have veto rights over certain fundamental decisions, including purchase of subsidiaries, public listing of Zapna’s assets, declaring bankruptcy or similar proceedings, or termination of employment of any of the three members of Zapna’s senior management identified in the next Section.

1.7   VelaTel Stock Option Plan. Zapna’s three members of senior management, consisting of Hamad Raza, Omair Khan and Connie Duedahl shall be eligible to participate in VelaTel’s employee stock option plan on the same basis as other senior management representatives of VelaTel of equal rank and upon similar criteria for award of options, provided that Zapna’s financial performance shall expressly be a criterion.

1.8   Chief Executive Officer.  Hamad Raza has been and will continue to act as Chief Executive Officer of the Company.  His salary as CEO is reflected on the 2012 budget for the Company’s operations approved by Seller.

1.9   Strategic Relationships. Purchaser shall assist Zapna in obtaining a favorable distributorship and other contractual relationships with Taisys Holding Co., Ltd. and its subsidiaries. VelaTel shall also provide Zapna access to and favorable relationships with each of VelaTel’s current and future operating subsidiaries.  VelaTel and Zapna shall develop a strategic plan to exploit synergies between their respective operations as soon as the agreement has been signed and within 3 months.

1.10   Tag-Along Right. In the event Purchaser wishes to sell its shares of the Company, Seller shall have the right to participate (a "Tag-Along Right") in such sale with respect to any shares of Zapna Stock (including shares obtainable upon the conversion of common shares) held by them, on a pro rata basis (based on the ratio of the aggregate number of shares of Zapna Stock (or common stock equivalents) to be sold by Purchaser to the aggregate number of shares of Zapna Stock beneficially owned by Seller immediately prior to such sale), for the greatest consideration per share of Zapna Stock and otherwise on the best terms by which Purchaser sells its shares of Zapna Stock (or common stock equivalent).

1.11   Right of First Refusal.  Purchaser shall have the right to sell up to 24% equity interest in the Company to one or more outside investors.  Should Purchaser elect to sell more than 24%, Seller shall have a right of first refusal to acquire all but not less than all of the interest Purchaser proposes to sell, on the same terms as the outside offer, for a period of 30 days.

1.12   Defined Terms Used in this Agreement. Wherever used in this Agreement, the following terms displayed in “bold” text shall have the following meanings, even if the same term appears in “bold” in other sections of this Agreement immediately following a reference to such term defined in this section.  Any term which appears in other sections of this Agreement in “bold,” but which is not otherwise defined in this section, shall have the meaning ascribed by the words or clause immediately preceding such reference to the term in “bold.”

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

"Capital Stock" means (a) in the case of a corporation, its authorized shares of every class of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the business of the Company or any Subsidiary as now conducted and as presently proposed to be conducted.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge” of Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Seller as at the date of this Agreement, the Company and any Subsidiary and any other employee of Seller, the Company and any Subsidiary with a title of Vice-President, General Manager or above, together with such knowledge that such directors, executive officers or other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company, or any Subsidiary of the Company, as the case may be.  No event that has less than $50,000 effect on the Company or any Subsidiary shall be considered material.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Purchased Shares” means 75 shares of Zapna Stock, which shall represent 75% of the total shares of Zapna Stock that shall have been issued and are outstanding as of the Closing of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to the Company, any corporation, partnership, limited liability company, trust, unincorporated association or other entity, of which the Company (a) is a general partner, or (b) owns directly or indirectly at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity.  The term “Company and (or) any Subsidiary” refers to the Company and (or) each and every Subsidiary of the Company, if any.

2.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that the following representations are true and complete as of the date of the Agreement.

2.1           Organization and Qualification of Seller.  Seller is an individual, and has all requisite power and authority to carry on his business as presently conducted and as proposed to be conducted.  Seller has full power and authority to enter into this Agreement.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2           Authorization.  All actions required to be taken by Seller in order to enter into the Agreement, and all actions necessary for the execution and delivery of the Agreement, and to sell, transfer and deliver to Purchaser the Purchased Shares, have been taken or will be taken prior to the Closing.  The Agreement, when executed and delivered by Seller, shall constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

2.3   Organization and Qualification of the Company and any Subsidiary.  The Company and any Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation, and each has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified.  Seller has heretofore delivered to Purchaser complete and correct copies of the articles or certificates of incorporation, by-laws or similar corporate organizational documents of the Company and any Subsidiary as currently in effect.

2.4   Capitalization of the Company and any Subsidiary.

(a)   The authorized Capital Stock of the Company consists of 100 common shares, all of one class, of which 100 are outstanding.

(b)   The Company has no Subsidiaries.

(c)          There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of any class of Capital Stock of the Company or any Subsidiary, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company or any Subsidiary committed to issue any such option, warrant, right or security.

(d)   Neither the Company nor any Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(e)   None of the Company or any Subsidiary is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Capital Stock of the Company or the Subsidiary Shares.

2.5   Ownership of Purchased Shares.  Seller is the lawful record beneficial owner of the Purchased Shares.  Seller owns the Purchased Shares free and clear of all liens and encumbrances.  Upon delivery of the Purchased Shares to Purchaser in accordance with this Agreement, Purchaser will acquire the beneficial and legal, valid and indefeasible title to such Purchased shares, free and clear of all liens and encumbrances except for restrictions on transfer under state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.

2.6   Litigation.  To Seller’s Knowledge, as against the Company, any Subsidiary, or Seller in Seller’s capacity as a stockholder of the Company, none of the following are pending or to Seller’s knowledge are threatened in writing:  any consent order, judgment, injunction, award or decree of any court, government or regulatory body or arbitration tribunal, claim, action, suit, proceeding, arbitration, complaint, governmental investigation or charge other than as specified in Company’s financial statements.  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefore known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.7   Compliance with Other Instruments.  The Company and each Subsidiary is not in violation or default: (i) of any provisions of its respective Articles of Incorporation or Bylaws; (ii) of any instrument, judgment, order, writ or decree; (iii) under any mortgage; or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to Seller’s knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company or any Subsidiary, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Subsidiary, or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any Subsidiary.

2.8   Agreements; Actions.

(a)   There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any Subsidiary is a party or by which it is bound that involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or any Subsidiary in excess of One Hundred Thousand U.S. Dollars ($100,000.00); (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company or any Subsidiary; (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the exclusive right of the Company or any Subsidiary to develop, manufacture, assemble, distribute, market or sell its products; except those customers of Zapna who were granted territorial exclusivity to sell and market the Zapna products; or (iv) indemnification by the Company or any Subsidiary with respect to infringements of proprietary rights.

(b)   Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its Capital Stock; (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of Fifty Thousand U.S. Dollars ($50,000.00) or in excess of One Hundred Thousand U.S. Dollars in the aggregate ($100,000.00); (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.  For the purposes of subsections (b) and (c) of this Section, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Seller has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection. Purchaser acknowledges that the Financial Statements disclose a loan to the Company in the amount of $150,000, which the Company began retiring in January 2012, and the continuing retirement of which is reflected in the 2012 budget of the Company that Purchaser has approved.

(c)   To Seller’s Knowledge, neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other Person.

2.9   Related Party Transactions.

(a)   Other than: (i) standard employee benefits generally made available to all employees; and (ii) standard director and officer indemnification agreements approved by the board of directors, in each instance, approved in the written minutes of the board of directors (previously provided to Purchaser), there are no agreements, understandings or proposed transactions between the Company or any Subsidiary and any of its respective officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)   Neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business.  None of the directors, officers or employees of the Company or any Subsidiary, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

2.10   Absence of Liens.  Except as reflected in the Financial Statements (as defined below), the property and assets that the Company and any Subsidiary owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company and any Subsidiary is in compliance with such leases and, to Seller’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.11   Real and Personal Property.

(a)   Real Property.  Neither the Company nor any Subsidiary owns any real property.    Each of the leases for the Leased Real Property is in full force and effect and has not been modified, amended, or altered, in writing or otherwise.  Neither the Company nor any other party is in default under any of said leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to a default.

(b)   Personal Property.  The Company and any Subsidiary has good and marketable title to all of its personal property and assets and all such personal property and assets are in good working condition.  None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge.  The Financial Statements reflect all personal property and assets of the Company and any Subsidiary (other than assets disposed of in the ordinary course of business subsequent to September 30, 2011), and such properties and assets are sufficient for the Company and any Subsidiary to conduct its business as currently conducted and as proposed to be conducted.

2.12   Financial Statements; Liabilities.  Seller has delivered to Purchaser the audited financial statements for the period ending December 31, 2010, and the unaudited financial statements of the Company as of December 31, 2011 (including balance sheet, income statement and statement of cash flows) and for the period ending December 31, 2011 (collectively, “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and any Subsidiary as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments.  Except as set forth in the Financial Statements, neither the Company nor any Subsidiary has any material liabilities or obligations, contingent or otherwise, other than: (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2011; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company and any Subsidiary maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.13   2012 Budget and Cash Burn. Purchaser has reviewed and approved the 2012 operating budget of the Company, which reflects a negative EBITDA that Purchaser agrees to cover.

2.14   Changes.  Since the date of the most recent Financial Statements, there has not been:

(a)   any material change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)   any damage, destruction or loss that would have a Material Adverse Effect;

(c)   any waiver or compromise by the Company or any Subsidiary of a valuable right or of a material debt owed to it;

(d)   any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(c)   any material change to a material contract or agreement by which the Company or any Subsidiary or their respective assets is bound or subject;

(d)   any resignation or termination of employment of any officer or Key Employee of the Company or any Subsidiary;

(e)   any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of its respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets by the Company or any Subsidiary;

(f)   any loans or guarantees made by the Company or any Subsidiary to or for the benefit of its respective employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(g)   any declaration, setting aside or payment or other distribution in respect of any of the Company’s Capital Stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or any Subsidiary;

(h)   any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(i)   receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or any Subsidiary;

(j)   to Seller’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(k)   any arrangement or commitment by the Company or any Subsidiary to do any of the things described in this Section.

2.14   Tax Matters.

(a)   The Company and any Subsidiary has duly filed, or will cause to be duly prepared and timely filed when due, all tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, in each jurisdiction in which it is required to do so. All such tax returns are (or, to the extent filed after the date hereof, will be) true, correct and complete.  The Company and any Subsidiary has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise.  All taxes that the Company or any Subsidiary is required by applicable law to collect, deduct or withhold relating to its respective business have been duly collected, deducted or withheld and have been timely paid over to the appropriate governmental entity or are properly recorded as a liability on the Financial Statements.  The Company expects to timely file its tax return in Denmark for 2011 on or before May 30, 2012.

(b)   During the last five years, there have not been related to the Company or any Subsidiary any (i) pending or, to Seller’s knowledge, threatened tax proceedings by any governmental entity, (ii) rulings by any governmental entity with respect to Taxes, (iii) liens for Taxes against any assets, or (iv) elections to change any tax accounting methods.  Neither the Company nor any Subsidiary has agreed, or is required, to make any adjustment under Section 481(a) of the Code (or any comparable provision of another applicable law) by reason of a change in accounting method or otherwise.

(c)   The Company and any Subsidiary (i) is and has at all times been in compliance with the provisions of Section 6011, Section 6111 and Section 6112 of the Code, relating to tax shelter disclosure, registration and list maintenance, and with the Treasury Regulations thereunder, and (ii) has not, at any time, (A) engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), Treasury Regulation Section 301.6111-2(b)(2) or Treasury Regulation Section 301.6112-1(b)(2) or (B) filed IRS Form 8275 or Form 8275-R or any predecessor or successor thereof or analogous or similar Tax Return under applicable law.

(d)   Neither the Company nor any Subsidiary is a party to any contract that would result, separately or in the aggregate, in the payment of any (i) Taxes of any other Person, or (ii) excess parachute payments within the meaning of Section 280G of the Code (or any comparable provision of another applicable law).

(e)   Neither the Company nor any Subsidiary is required to (A) treat any of its respective assets as owned by another Person pursuant to the safe harbor leasing provisions of the Code or as tax-exempt use property within the meaning of Section 168(h) of the Code or (B) apply any of the foregoing rules under any comparable applicable law with respect to Taxes.

(f)   Neither the Company nor any Subsidiary has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under Applicable Law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19.  Neither the Company nor any Subsidiary is or has been a US real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.  Neither the Company nor any Subsidiary has agreed to include or is required to include in income for any year beginning after the Closing Date any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of applicable law) by reason of a change in accounting method or otherwise.  No net operating losses of the Company or any Subsidiary are limited under Section 382 of the Code, and no excess credits, net capital losses or foreign tax credits of the Company or any Subsidiary are limited under Section 383 of the Code.  Neither the Company nor any Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

2.15   Employee Matters.

(a)   Seller has provided Buyer (i) a list of all directors, employees, contractors and consultants of the Company and any Subsidiary (including title and position) as of the date hereof, (ii) the base compensation and benefits of each such director, employee, contractor and consultant whose base compensation and target bonus exceeds $100,000 in the year ending 2011, and (iii) a list of all former directors, employees, contractors and consultants of the Company and any Subsidiary who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former director, employee, contractor and consultant.  Except as set forth in this Agreement, all directors, employees, contractors and consultants of the Company and any Subsidiary may be terminated by the Company or Subsidiary at any time with or without cause and without any severance or other Liability to the Acquired Company or such Subsidiary.

(b)   Neither the Company nor any Subsidiary is a party or subject to any labor union or collective bargaining agreement.  There have not been since January 1, 2010 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any Subsidiary. There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller's Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)   Each of the Company and any Subsidiary has complied with and is not in violation of any law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each of the Company and any Subsidiary has filed and/or posted all reports, information and notices required under any law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)   The Company and any Subsidiary has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)   None of Seller, the Company or any Subsidiary is a party to any contract which restricts the Company or any Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion thereof.  None of Seller, the Company or any Subsidiary have since January 1, 2009 effectuated a "plant closing" (as defined in the WARN Act) or (ii) a "mass lay-off" (as defined in the WARN act), in either case affecting any site of employment or facility of the Acquired Company or any Subsidiary , except in accordance with the WARN Act.  The consummation of the Acquisition will not create liability for any act by Seller, the Company or any Subsidiary on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(f)   Neither the Company nor any Subsidiary has any employee benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.16   Intellectual Property.

(a)   The Company and any Subsidiary owns or possesses sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company or any Subsidiary violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person.

(b)   Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company or any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(c)   Neither the Company nor any Subsidiary has received any communications alleging that the Company or Subsidiary has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(d)   The Company and any Subsidiary has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of the Company or Subsidiary.

(e)   To Seller’s knowledge, it will not be necessary for the Company or any Subsidiary to use any inventions of any employee or consultant (or Persons either currently intends to hire) made prior to the employment of such person by the Company or Subsidiary.

2.17   Accounts Receivable.  All accounts receivable of the Company and any Subsidiary that are reflected on the balance sheet of the Financial Statements as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the balance sheet as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

2.18   Inventory.  All inventory of the Company and any Subsidiary, whether or not reflected in the balance sheet of the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the balance sheet as of the Closing. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and any Subsidiary.

2.19   Permits.  The Company and any Subsidiary has all the permits, licenses and any similar authority necessary to conduct its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary is in default in any material respect under any of such permits, licenses or other similar authority.

2.20   Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect to the best of Seller’s knowledge: (i) the Company and any Subsidiary is and has been in compliance with all Environmental Laws; (ii) there has been no release or to Seller’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any Subsidiary; (iii) there have been no Hazardous Substances generated by the Company or any Subsidiary that have been disposed of or come to rest at any site that has been included in any published US federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the US; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  For purposes of this Section 2.18, “Environmental Laws” means any law, regulation, or other applicable requirement relating to: (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.21   Disclosure. Seller has made available to Purchaser all the information reasonably available regarding the Company and any Subsidiary that Purchaser has requested for deciding whether to acquire the Purchased Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”).  No representation or warranty of Seller contained in this Agreement, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to Seller’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  The Business Plan was prepared in good faith; however, Seller does not warrant that the Company will achieve any results projected in the Business Plan.  It is understood that this representation is qualified by the fact that Seller has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.   Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants to Seller that:

3.1   Authorization.  Purchaser has full power and authority to enter into the Agreement.  The Agreement to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2   Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser’s representation to Seller, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms that the Purchased Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Shares.  Purchaser has not been formed for the specific purpose of acquiring the Purchased Shares.

3.3   Disclosure of Information; Investment Experience.  Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with Seller and the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Seller regarding the Company, any Subsidiary, or any New Subsidiary in Section 2 of this Agreement, or the right of Purchaser to rely thereon, provided that Seller’s representations and warranties regarding the New Subsidiaries is limited to the accuracy of their Financial Statements issued prior to the date of this Agreement.  Purchaser represents that Purchaser is experienced in evaluating and investing in transactions involving securities of companies in a similar stage of development and acknowledges that Purchaser is able to fend for himself, herself or itself, can bear the economic risk of Purchaser’s investment, and has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the investment in the Purchased Shares.

3.4   Accredited Investor.  Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.5   No General Solicitation.  Neither Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners, has, either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation; or (ii) published any advertisement in connection with the proposed purchase and sale of the Purchased Shares.

3.6   Disclosure. Purchaser has made available to Seller all the information reasonably available regarding the Purchaser and any Subsidiary that Seller has requested for deciding whether to enter into the transaction contemplated hereunder.  No representation or warranty of Purchaser contained in this Agreement, and no certificate furnished or to be furnished to Seller at the Closing contains any untrue statement of a material fact or, to Purchaser’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.   Mutual Representations of the Parties.  Each Party hereby represents to the other (Seller’s representations apply to each of Seller, the Company and the Company’s Subsidiaries, as applicable; Purchaser’s representations apply to Purchaser and any affiliate of Purchaser, as applicable):

4.1   Foreign Corrupt Practices Act.  To the best of the representing Party’s knowledge, neither the Party, nor any of their respective directors, officers or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (i) any foreign official (as such term is defined in the US Foreign Corrupt Practices Act (“FCPA”) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority; or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above, in order to assist the representing Party or their respective affiliates to obtain or retain business for, or direct business to, the representing Party or their respective affiliates, as applicable.  Neither the representing Party, nor any of their respective directors, officers or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

4.2   Compliance with Office of Foreign Assets Control.

(a)   To the representing Party’s knowledge, neither the Party, nor any of their respective directors, officers or employees is an OFAC Sanctioned Person (as defined below).  The representing Party and their respective directors, officers or employees are in compliance with, and have not previously violated, the US Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the representing Party, and all other applicable anti-money laundering laws and regulations.  None of: (i) the purchase and sale of the Zapna Stock or the VELA Shares; (ii) the execution, delivery and performance of this Agreement; or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone of any of the OFAC Sanctions (as defined below) or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

(b)   For the purposes of Section4.2(a) of this Agreement:

(i)   “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (“Secretary”) by the President of the US or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC.  For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC's website at www.treas.gov/ofac;

(ii)   “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a US Person from engaging in transactions and includes, without limitation, any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (“SDN List”).  For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC's website at www.treas.gov/offices/enforcement/ofac/sdn; and

(iii)   “US Person” means any US citizen, permanent resident alien, entity organized under the laws of the US (including foreign branches), or any person (individual or entity) in the US and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

5.   Conditions to the Purchaser’s Obligations at Closing.  The obligations of Purchaser to purchase the Purchased Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1   Representations and Warranties.  The representations and warranties of Seller contained in Section 2 shall be true and correct in all respects as of the Closing.

5.2   Performance.  Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing.

5.3   Compliance Certificate.  The Chief Executive Officer of Seller shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.  Seller shall deliver resolutions of its board of directors approving the Agreement and the transactions contemplated under the Agreement.

5.4   Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the US or of any state that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.   Conditions of the Seller’s Obligations at Closing.  The obligations of Seller to sell Purchased Shares to Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1   Representations and Warranties.  The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

6.2   Performance.  Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.

6.3   Compliance Certificate.  The Chief Executive Officer of Purchaser shall deliver to the Seller at the Closing a certificate certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.  Purchaser shall deliver resolutions of its board of directors approving the Agreement and the transactions contemplated under the Agreement.

6.4   Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the US or of any state that are required in connection with the lawful issuance and delivery of the Purchase Price Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

7.   Indemnification.

Each Party agrees to defend, indemnify and hold harmless the other Party and its successors, permitted assigns, employees, officers, agents, managers, shareholders and affiliates, from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of an indemnity claim and those incurred in connection with the enforcement of this provision) resulting from or arising out of (i) any failure of the indemnifying Party to perform or fulfill any undertaking, covenant or agreement applicable to such Party in this Agreement, and (ii) any material breach of a representation and warranty contained in Sections 2-4 of this Agreement and applicable to the indemnifying Party.

8.   Miscellaneous.

8.1   Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Seller or Purchaser.

8.2   Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3   Governing Law.  This Agreement is made and any controversy arising out of or relating to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without regard to the conflict of laws principles thereof.

8.4   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5   Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a worldwide recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by Notice given in accordance with this Section.  If Notice is given to Purchaser, Notice shall also be given to the General Counsel of VelaTel delivered in the same manner as to VelaTel at the address, facsimile number or e-mail address set forth below:

Kenneth L. Waggoner
Executive Vice President Legal, General Counsel and Director
VelaTel Global Communications, Inc.
12526 High Bluff Drive, Suite 155
San Diego, California 92130 USA
Facsimile: + (760) 359-7042
E-Mail:  kwaggoner@velatel.com

8.6   Finder’s Fee and Commission.  Purchaser represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.  Purchaser agrees to indemnify and to hold harmless Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction, including the costs and expenses of defending against such liability or asserted liability.  Seller represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.  Seller agrees to indemnify and hold harmless Purchaser from any liability for said commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction, including the costs and expenses of defending against such liability or asserted liability.

8.7   Dispute Resolution.  Any dispute between the Parties to this Agreement which arises out of or relates to this Agreement shall be submitted to binding arbitration to be conducted by the  Judicial Arbitration and Mediation Services, Inc. (“JAMS”), sitting in San Diego, California, for resolution by a single arbitrator acceptable to both Parties.  If the Parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration.  The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence.  The award of the arbitrator shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction.  The Party prevailing in the arbitration shall be entitled to recover from the non-prevailing Party its reasonable attorney fees and other costs and expenses incurred in connection with the arbitration and/or any action to enforce the results of the arbitration.

8.8   Attorney Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8.9   Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10   Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this Agreement, or any waiver on the part of either Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to either Party, shall be cumulative and not alternative.

8.11   Entire Agreement.  This Agreement, including the Exhibits hereto, constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

8.12   Counterparts.  This Agreement may be executed in one or more counterparts, including facsimile copy of signatures, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

GULFSTREAM CAPITAL PARTNERS LIMITED By /s/ Colin Tay Colin Tay, its Executive Director 4F-1 No. 102 Kuang Fu South Road Taipei 106, TAIWAN Facsimile: + (886) 2 2778-1534 E-Mail: ctay@velatel.com	ZAPNA, APS By /s/ Hamad Raza Hamad Raza, its Chief Executive Officer Smedeholm 13 B DK-2730 Herlev, DENMARK E-Mail: hrk@zapna.com
“SELLER” /s/ Omair Khan Omair Khan Smedeholm 13 B DK-2730 Herlev, DENMARK E-Mail: okhan@zapna.com